UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  October 13, 2011

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53173	80-0145732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Broadway, 6th Floor

Cambridge, MA 02139

 (Address of principal executive offices) (Zip Code)

(781) 328-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 13, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved goals for each of its executive officers (the “Goals”) to be used by the Committee as criteria for determining individual performance in connection with bonus decisions for fiscal year 2011.  The Goals are of different weighted importance and include completion of certain financing and public offering objectives, completion of organizational objectives and the implementation and successful execution of various elements related to the preclinical studies and clinical trials for the Company’s products, including the Phase 3 study for the Company’s BA058 Injection product.

On October 18, 2011, the Committee approved the remaining criteria to be considered when determining bonus amounts for fiscal year 2011 payable to the Company’s named executive’s officers (the “2011 Bonus Plan”).  Under the 2011 Bonus Plan, the Company’s named executive officers are eligible to receive a discretionary bonus award with a target bonus amount (each, a “Target Bonus Amount”) equal to the following percentage of the officer’s 2011 base salary: C. Richard Lyttle, Ph.D. — 40%; B. Nicholas Harvey — 30%; Gary Hattersley, Ph.D. — 25%; and Louis O’Dea — 33%.

For fiscal year 2011, each named executive officer will have the opportunity to achieve a bonus equal to his Target Bonus Amount.  In determining the amount of any bonus to be paid, the Committee will determine an individual overall performance rating for the year for each named executive officer (based on the achievement and weighting of the applicable Goals), which will be a percentage of up to 100%, and multiply the applicable Target Bonus Amount by such percentage.  The Committee could determine to make a bonus award in excess of such amount on a discretionary basis.

The Target Bonus Amount under the 2011 Bonus Plan for each of the Company’s named executive officers, based on the named executive officer’s current annual base salary, is as follows: C. Richard Lyttle, Ph.D. — $155,992; B. Nicholas Harvey — $86,681; Gary Hattersley, Ph.D. — $57,644; and Louis O’Dea — $108,552.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2011
Radius Health, Inc.

	By:	/s/ B. Nicholas Harvey
		Name:	B. Nicholas Harvey
		Title:	Chief Financial Officer